Exhibit 10.1

*Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Such portions have been omitted pursuant to a request for confidential treatment.

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

SSA TERMINALS, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT is entered into as of this 24th of April, 2002, by and between SSA Ventures, Inc. ,a Washington corporation (“SSA Ventures”), and Matson Ventures, Inc., a Hawaii corporation (“MVI”).

RECITALS:

A.                    By their mutual consent, SSA Pacific Terminals, Inc., a Washington corporation formerly known as Stevedoring Services of America, Inc. (“SSA”), and Matson Navigation Company, Inc., a Hawaii corporation (“Matson”), caused a certificate of formation for SSA Terminals, LLC, a limited liability company (“LLC”), to be filed under the laws of the State of Delaware on June 24, 1999.

B.                    SSA and Matson entered into a Limited Liability Company Agreement of SSA Terminals, LLC on July 9, 1999 (the “Initial Agreement”), pursuant to which SSA and Matson set forth in writing the terms and conditions on which the LLC was formed, and on which its business was to be conducted.

C.                    Following the execution and delivery of the Initial Agreement on July 9, 1999, SSA assigned to SSA Ventures SSA’s rights to become a member of, and to receive a limited liability company interest in the LLC, and Matson assigned to MVI, Matson’s rights to become a member of, and to receive a limited liability company interest in the LLC.  On July 10, 1999, SSA Ventures and MVI contributed certain assets to the LLC as Members thereof.

D.                    SSA Ventures and MVI desire to amend and restate the Initial Agreement on the terms and conditions set forth in this Amended and Restated Limited Liability Company Agreement.

NOW, THEREFORE, in consideration of the mutual promises of the parties, each to the other, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby amend and restate the LLC Agreement in its entirety to read as follows:

Section 1 - DEFINITIONS

As used in this Agreement, the following defined terms shall have the meanings specified below:

1.1        “Act” means the Delaware Limited Liability Company Act, Delaware Corporations Code, Section 18-101, et seq.

1.2        “Affiliate” means a natural person, firm, partnership, limited liability company, or corporation, who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with a Member.  For purposes of this definition, the term “control” shall include ownership of greater than twenty percent (20%) of the equity ownership or voting control of an entity.

1.3        “Agreement” means this Limited Liability Company Agreement, as initially executed, or as amended from time to time, as the context may require.

1.4        “Bankruptcy” shall mean, with respect to any person, the filing of a voluntary or involuntary petition in bankruptcy by or against a Member pursuant to Chapters 7 or 11 of the United States Bankruptcy Code, unless such petition is denied or dismissed within thirty (30) days after filing in the case of a voluntary petition, or within ninety (90) days after filing in the case of an involuntary petition; the entry of an order of relief in bankruptcy of a person; the assignment by a person of its Percentage Interest for the benefit of creditors; the appointment of a receiver or trustee for a person’s property; and the attachment of a person’s Percentage Interest which is not released within thirty (30) days (unless such attachment has not resulted in the foreclosure or transfer of such person’s Percentage Interests, such attachment is being contested in good faith by appropriate proceeding diligently conducted, and such person has set aside reserves adequate to respond to any claim giving rise to any such attachment); or the undertaking by any person of any course or action amounting to the commencement of liquidation or dissolution proceedings.

1.5        “Board of Managers” means the group of persons named as Managers of the LLC, in accordance with Section 5.2.

1.6        “Capital Account” means the account established and maintained for each Member on the books of the LLC pursuant to Section 6.5.

1.7        “Capital Contribution” means the total amount of money and the fair book value or agreed market value of property (net of liabilities secured by such property that the LLC is considered to assume or take subject to under Code Section 752) actually contributed to the LLC by each Member pursuant to the terms of this Agreement.  Any reference to the Capital Contribution of a Member shall include the Capital Contribution made by a predecessor holder of the interest of the Member.

1.8        “Code” means the Internal Revenue Code of 1986, as amended.

1.9        “Definitive Agreements” means this Agreement and the following agreements entered into as of July 10, 1999 (a) by and between or among SSA, Matson or MTI and the LLC:  (i) Stevedoring, Terminal, CFS, Vehicle Processing and Maintenance and Repair Services Agreement, (ii) Contribution Agreement, (iii) Administrative Services Agreement, (iv) Planning Services Agreement, (v) Employee Lease Agreement, and (vi) Cooperative Working Agreement; and (b) by and between the LLC and Homeport Insurance Company: Agreement for the Provision of Insurance.

1.10        “Fiscal Year”  means a fifty-two/fifty-three week period ending on the last Friday in January.

1.11        “LLC” means SSA Terminals, LLC, formed and operated under the terms and conditions of this Agreement.

1.12        “Major Decision” means a decision to:

(a)        Transfer greater than ten percent (10%) of the assets of the LLC;

(b)        Merge the LLC with any other entity;

(c)        Dissolve the LLC;

(d)        Acquire or dispose of an equity interest in any business;

(e)        Admit a new Member;

(f)        Approve an annual operating plan or budget of the LLC or a long-range operating plan, and any amendments thereto;

(g)        Approve an annual capital expenditure budget and any amendments thereto, and, separately, any capital project or capital expenditure in excess of $500,000, if not included in the annual capital expenditure budget, or in excess of $1,000,000, if included in the approved annual capital expenditure budget;

(h)        Incur, guarantee or refinance any indebtedness or other liability relating to financing, not included in the annual operating plan or budget;

(i)        Lend money, or receive, or hold real or personal property as security for repayment of funds so loaned (except in connection with reasonable relocation of employees in the ordinary course of business), or (other than in the ordinary course of business) invest or reinvest LLC funds;

(j)        Engage in any business other than as set forth in Section 3.1;

(k)        Enlarge, decrease or otherwise change the number of members of the Board of Managers, the scope of authority, power or decision-making of the Board of Managers or otherwise alter, change or limit the manner in which the Board of Managers operates or makes decisions;

(l)        Enlarge, decrease or otherwise change any right or obligation of the Members, the scope of authority, power or decision-making of the Members, or otherwise alter, change or limit the manner in which the Members operate or make decisions hereunder;

(m)        Make additional capital contributions as specified in Section 6.3;

(n)        Seek a loan or guaranty by a Member or Members, or any Affiliate thereof, to or for the benefit of the LLC;

(o)        Make distributions of Net Cash Flow other than in compliance with Section 8;

(p)        Select or terminate an independent certified public accounting firm;

(q)        Form a subsidiary entity or joint venture in which the LLC would hold an equity interest; exercise the LLC’s interest in any such entity as to any matter that would be considered a Major Decision or a matter for the decision of the Managers under this Agreement had the decision been presented as to the LLC; agree to or create any condition that would allow for any transfer in any interest of the subsidiary entity or joint venture by either the LLC or any other party; dissolve or create any condition that would allow the dissolution of the subsidiary entity or joint venture; exercise any rights to obtain property of the subsidiary entity or joint venture upon a dissolution; and make decisions as to any other matters with respect to a subsidiary entity or joint venture that either a Member or a Manager would have been entitled to vote on under this Agreement had the matter been presented as to the LLC;

(r)        Enter into, amend or terminate a terminal lease agreement with a port authority or other entity;

(s)        Change fundamentally the purpose of the LLC as described in Section 3.1, or otherwise alter or change significantly the manner, place, or way in which the LLC operates or conducts business;

(t)        Enter into, amend or extend a contract with a Member, or any of its Affiliates, and compensate or reimburse a Member, or any of its Affiliates, in accordance with Sections 4.3 and 4.4; or

(u)        Except with respect to those activities permitted as provided in Section 12.11, allow a Member, or any Affiliate of a Member, to engage in the business operations described in the first sentence of Section 3.1.

(v)        Conduct the business of the LLC without liability, property or workers compensation insurance which a prudent operator of such a business would obtain in the ordinary course of business;

(w)        Amend or otherwise alter any Definitive Agreement;

(x)        Initiate or settle any (i) material litigation or claim which is not insured, or (ii) assessment, litigation or claim relating to taxes, or (iii) material regulatory investigation or audit; provided, however, that (x) any Member other than SSA Ventures, or any Affiliate thereof, may unilaterally initiate and conduct any litigation or claim against any non-LLC party to any agreement referred to in Section 1.9(a)(ii), (iii), (iv), (v) and (b), or entered into between the LLC and SSA, or any Affiliate thereof, pursuant to Section 4.4; (y) any Member other than MVI, or any Affiliate thereof, may unilaterally initiate and conduct any litigation or claim against any non-LLC party to any agreement referred to in Section 1.9(a)(i) or (ii) or entered into between the LLC and Matson, or any Affiliate thereof, pursuant to Section 4.4; and (z) any Member may unilaterally initiate or conduct any claim against another Member, or any of its Affiliates thereof, for breach of this Agreement, and in each such case the initiating party shall bear all costs, including the other parties’ attorneys’ fees, if the initiating party does not prevail;

(y)        Exercise any option to renew the Administrative Services Agreement, or the Agreement for the Provision of Insurance or the Planning Services Agreement in accordance with the respective terms thereof; and

(z)        Take any other action under this Agreement which expressly requires the unanimous approval, consent or action of the Members.

1.13        “Management Personnel” means the officers and/or senior management employees of the LLC.

1.14        “Manager” means any person appointed a Manager in accordance with Section 5.2, who shall have the rights, duties and powers of a Manager, as described herein and under the Act.

1.15        “Member” means each of SSA Ventures and MVI, upon their respective contributions pursuant to Section 6.1, and each other person who is approved as a Member in the manner provided herein and who executes a counterpart of this Agreement.

1.16        “Modified Net Cash Flow” means Net Cash Flow before deducting payments of principal of long-term debt obligations.

1.17        “Net Cash Flow” means, in any fiscal period, calculated in accordance with GAAP, (i) net income, (ii) increased by adding back deductions for depreciation and amortization, (iii) reduced by expenditures for capital additions or improvements to the extent not financed with borrowed funds from long-term debt obligations, (iv) reduced by amounts set aside by the Board of Managers as reserves for contingency funds not already reflected in net income, and (v) further reduced by payments of principal of long-term debt obligations.

1.18        “Net Profit and Net Loss” shall mean, for each Fiscal Year, an amount equal to the LLC taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a) (1) shall be included in taxable income or loss), as adjusted in accordance with Regulations Section 1.704-1(b)(2)(iv).

1.19        “Net Working Capital” shall mean, at the time of any determination thereof, current assets minus current liabilities determined in accordance with generally accepted accounting principles consistently applied.

1.20        “Percentage Interest” means a Member’s percentage ownership interest in the LLC, which, as of January 26, 2002, shall be as set forth on Exhibit A.  In the event any Member interest is transferred in accordance with the terms of this Agreement, the transferee of such interest shall succeed to the Percentage Interest of its transferor to the extent it relates to the transferred interests, and the transferee, for purposes of this Section 1.20, shall be deemed to have made the Capital Contribution made by the transferor to the extent it relates to the transferred interest.

1.21        “Regulations” means the Treasury Regulations promulgated under the Code from time to time by the Secretary of the Treasury.

Section 2 - ORGANIZATION

2.1        Formation.  This LLC was formed under and pursuant to the Act by filing, on June 24, 1999, the Certificate of Formation.  Consistent with the Act and the Certificate of Formation, the LLC will be operated pursuant to the terms and conditions contained in this Agreement.

2.2        Management by Managers.  The Board of Managers shall manage this LLC pursuant to Section 5.

2.3        Name.  The name of the LLC will be SSA Terminals, LLC.  The Members may change the name of the LLC at any time, provided all provisions of the Act are satisfied.

2.4        Fictitious Name Statements.  The Board of Managers will execute, and cause to be filed in the appropriate offices, any fictitious-name or doing-business statements or registrations that may be required by the laws of any state, and any other certificates or documents the Board of Managers deems necessary or appropriate to comply with the requirements for qualification and operation of a limited liability company under the laws of the States of Washington, Oregon or California or of any locality or other jurisdiction in which the LLC does business or owns property.

2.5        Term.  The LLC will have perpetual existence unless the LLC is dissolved pursuant to the provisions of Section 11.1.

2.6        Tax Treatment as a Partnership.  The Members intend that the LLC be treated as a partnership under Regulation Section 301.7701-3 and analogous provisions of state tax laws, and the LLC shall not elect to be treated as an association taxable as a corporation.

Section 3 - PURPOSES OF THE LLC

3.1        Purposes.  The primary purpose of the LLC is to operate a container stevedoring and terminal services business, and to expand that business in the States of California, Oregon and Washington.  The LLC is authorized to acquire, lease, repair, renovate, dispose of and own such assets or property as is necessary or useful to the conduct of the LLC’s business.  In addition, the LLC may engage in any other business or activity that is necessary, incidental or related to the LLC’s primary purpose.

3.2        Authority of the LLC.  In order to carry out any of its purposes, the LLC is authorized to take any lawful action consistent with any such purpose that a limited liability company is permitted to take under the laws of the State of Delaware.

Section 4 - MEMBERS

4.1        Members.  The names and addresses of the Members are set forth on Exhibit A, as the same may be amended from time to time.

4.2        Authority of Members.  In addition to taking any action reserved to the Members by the Act or elsewhere in this Agreement, any Major Decision shall require approval of all of the Members unless delegated by all of the Members to the Board of Managers, and may not be taken unilaterally by any Member, or any of its Affiliates.

4.3        Compensation.  Compensation or expense reimbursement from the LLC to a Member, or any of its Affiliates, constitutes a Major Decision. No Member or Affiliate shall be entitled to any compensation or expense reimbursement from the LLC in connection with the LLC’s business unless the Members approve such decision in the manner provided in Section 4.4.  The LLC will not pay any Member for the service of any member, stockholder, director, partner or employee of such Member for expenses incurred in traveling to and attending meetings of the Members, the Board of Managers or other meetings or conferences of the LLC.  No expenses for which a Member is responsible shall be charged to the LLC or the other Members.

4.4        Related Agreements.  The Members acknowledge that they or their Affiliates engage in business activities or provide services that may be of a type that would be useful to the LLC and that the LLC may provide services to a Member.  From time to time, the LLC may wish to conduct business with a Member or its Affiliates, which decision shall constitute a Major Decision.  So long as (a) the material terms of such arrangement are disclosed to the other Member and the Board of Managers in advance, in the manner described below, and (b) the arrangement is approved by the Members in the manner required for Major Decisions, Members or their Affiliates may conduct business with the LLC.  Each Member shall fully disclose or cause its Affiliate to fully disclose, in writing, to the Board of Managers and the other Member all material details of any transaction between the LLC and the Member or its Affiliate.  The fees and other terms of any such agreement or arrangement shall be negotiated on an arm’s-length basis.  The Members have determined that each Definitive Agreement referred to in clause (a) of the definition of Definitive Agreement is an arm’s-length agreement satisfying the requirements of this Section 4.4.  The Members have further determined that the Agreement for the Provision of Insurance is an arm’s-length agreement.

4.5        Annual Meeting. The Members shall hold an annual meeting for the designation of participants on the Board of Managers and for the transaction of such other business as may properly come before the meeting.  The annual meeting of Members shall be held each year in the month of May, at Seattle, Washington, on a date to be determined by the Members in accordance with this Section 4.5, or at such other time and place to be set by the Members.  They shall advise the Board of Managers of their determination and the Board of Managers shall send written notice of the date, time and place of the meeting to each Member not less than ten (10) nor more than sixty (60) days before the date of such meeting.  Such notice may be transmitted via facsimile, U.S. mail or overnight courier service.

4.6        Special Meetings.  Special meetings of the Members for any purpose or purposes may be called at any time by one or more Members, to be held at such time and place as the Members may prescribe.

If a special meeting is called, then a written demand, describing with reasonable clarity the purpose or purposes for which the meeting is called and specifying the general nature of the business proposed to be transacted, shall be delivered personally or sent by registered mail, by electronic mail (so long as the Company retains a hard copy of a return receipt), or by telegraphic or other facsimile transmission to the other Members.  Such notice shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting.  No business other than that specified in the notice may be transacted at a special meeting.

4.7        Record Date.  Notice of a Members’ meeting shall be given to all Members of record as of the date before such notice is sent.

4.8        Nonvoting Representatives.  At each meeting of Members, each Member may, in its sole discretion, designate additional nonvoting representatives who may attend all such Member meetings with the Member representative.  The nonvoting representatives may participate in such Member meeting, but may not vote on any matters considered by the Members.

4.9        Declaration of Mailing.  A declaration of the mailing or other means of giving any notice of any Members’ meeting, executed by one or more Members, shall be prima facie evidence of the giving of such notice.

4.10        Waiver of Notice.  A Member may waive notice of any meeting at any time, either before or after such meeting.  Except as provided below, the waiver must be in writing, be signed by the Member entitled to the notice, and be delivered to the LLC for inclusion in the minutes or filing with the LLC records.  A Member’s attendance at a meeting in person or by proxy waives objection to lack of notice or defective notice of the meeting unless the Member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting on the ground that the meeting is not lawfully called or convened.  In the case of a special meeting, or an annual meeting at which fundamental changes are considered, a Member waives objection to consideration of a particular matter that is not within the purpose or purposes described in the meeting notice unless the Member objects to considering the matter when it is presented.

4.11        Quorum; Vote Requirement.  A quorum shall exist at any meeting of Members if all Members are represented in person or by proxy.  Once a Member is represented for any purpose at a meeting other than solely to object to holding the meeting or transacting business at the meeting, the Member is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting.

4.12        Action by Members Without a Meeting.  Any action which may be or which is required by law to be taken at any meeting of Members may be taken, without a meeting or notice of a meeting, if one or more consents in writing, setting forth the action so taken, are signed by all of the Members.  Action taken by written consent is effective when consents containing the signatures of all Members are in possession of the LLC, unless the consent specifies a later effective date.  Such consent shall have the same force and effect as a meeting vote of Members and may be described as such in any certificate or other document filed with the Secretary of State of the State of Delaware.

4.13        Alternative Media for Conducting Meetings.  Members may participate in a meeting by means of a conference telephone call, on-line facilities or similar communications equipment by means of which all persons attending the meeting can participate, and participation by such means shall constitute presence in person at a meeting.

4.14        Limitation of Liability.  Each Member’s liability shall be limited as set forth in this Agreement, the Act and other applicable law.  Except as provided by law, a Member will not be personally liable for any debts or liabilities of the LLC simply because of being a Member.  It is the mutual intention of the Members that the LLC operate on a stand-alone and fully-independent basis, and on the basis of its own assets and revenues, and that neither Member will become liable, nor shall there be any recourse against any Member, for any liability of the LLC, except to the extent of each Member’s Percentage Interest in the assets of the LLC and as may otherwise be required by law.

4.15        Restrictions on Authority of Members. Neither Member shall do any of the following acts without the unanimous consent of the Members:

(a)                           Knowingly do any act in contravention of this Agreement; or

(b)                           Knowingly perform any act that would subject any Member, Manager or Affiliate of any or the same, or any employee of the same, to personal liability in any jurisdiction.

4.16.        Indemnification.

(a)        Each Member (and any Affiliate thereof other than the LLC) and its officers, directors and employees (hereinafter an “indemnitee”) who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened claim, action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (hereinafter a “proceeding”), by reason of the fact that such indemnitee, or an Affiliate, is or was a Member of the LLC, shall be indemnified and held harmless by the LLC to the full extent permitted by applicable law as then in effect, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who, or whose Affiliate, has ceased to be a Member or an officer, director or employee of a Member and shall inure to the benefit of the indemnitee’s successors in interest; provided, however, that no indemnification shall be provided to any such indemnitee if the LLC is prohibited by the Act or other applicable law as then in effect from paying such indemnification; and provided, further, that except as provided in Section 4.16(a), with respect to proceedings seeking to enforce rights to indemnification, the LLC shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof)

was authorized or ratified by the Board of Managers.  The right to indemnification conferred in this Section 4.16(a) shall be a contract right and shall include the right to be paid by the LLC the expenses incurred in defending any proceeding in advance of its final disposition (hereinafter an “advancement of expenses”).  Any advancement of expenses shall be made only upon delivery to the LLC of a written undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section 4.16(a) and upon delivery to the LLC a written affirmation (hereinafter an “affirmation”) by the indemnitee of its good faith belief that such indemnitee has met the standard of conduct necessary for indemnification by the LLC pursuant to this subsection.

(b)        If a written claim for indemnification under Section 4.16(a) is not paid in full by the LLC within sixty (60) days after the receipt thereof, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the LLC to recover the unpaid amount of the claim.  If successful, in whole or in part, in any such suit or in a suit brought by the LLC to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit.  The indemnitee shall be presumed to be entitled to indemnification under this Section 4.16(b) upon submission of a written claim (and, in an action brought to enforce a claim for an advancement of expenses, where the required undertaking and affirmation have been tendered to the LLC) and thereafter the LLC shall have the burden of proof to overcome the presumption that the indemnitee is so entitled.  Neither the failure of the LLC (including the Board of Managers or independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances nor an actual determination by the LLC (including the Board of Managers or independent legal counsel) that the indemnitee is not entitled to indemnification shall be a defense to the suit or create a presumption that the indemnitee is not so entitled.

(c)        The right to indemnification and the advancement of expenses conferred in this Section 4.16 shall not be exclusive of any other right which any Member, or an Affiliate thereof, may have or hereafter acquire under any statute, provision of this Agreement, general or specific action of the Board of Managers, contract or otherwise.

(d)        The LLC may maintain insurance, at its expense, to protect itself against any expense, liability or loss asserted against or incurred arising from the Member’s status as a Member, whether or not the LLC would have the power to indemnify such Member against such expense, liability or loss under the Act.  The LLC may enter into contracts with any Member in furtherance of the provisions of this Section and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Section.

4.17        Admission of Additional Members.  Except as provided in Section 10, admission of a person as a Member requires approval by all the Members.  Notwithstanding the foregoing, a person shall not become an additional Member unless and until such person becomes a party to this Agreement by signing this Agreement and executing such documents and instruments as the Board of Managers may reasonably request as additional, necessary or appropriate to confirm such person as a Member in the LLC.

4.18        Subsidiary Entities and Joint Ventures.  Decisions as to the formation of a subsidiary entity or joint venture, the transfer of interest in a subsidiary entity or joint venture, the dissolution and distribution of property of a subsidiary entity or joint venture and other matters relating to the operations of a subsidiary entity or joint venture that would have been Major Decisions for the Members or decisions for Managers had the matter been for the LLC constitute Major Decisions for the Members.  The Members shall insure that no provisions are included in the organizational documents establishing any subsidiary entity or joint venture or other procedures or practice of the entity that would in any way impair the ability to the LLC to exercise at least its pro rata interest concerning decisions either as a shareholder or a member or though the appointment of officers or managers of the subsidiary entity or joint venture on all matters on the same basis that would have been decided by the Members or the Managers under this Agreement had the LLC engaged in such business itself.  With respect to each matter presented to the board of directors, board of managers or other similar governing body of a joint venture or a subsidiary that is not wholly-owed by the LLC, the directors, managers or other individuals holding similar responsibilities who are nominated or elected by the LLC shall vote on each such matter as a block consistent with the position agreed to by the chief executive officers of both of the Members, or, in the absence of agreement, shall abstain from voting on the matter (and, to the extent possible, shall take such action as necessary to ensure that the board or similar body does not obtain a quorum for voting on such matter);  provided, that no director, manager or other individual with similar responsibilities shall be required to vote in a manner which such individual believes would constitute a violation of a fiduciary duty owed by such individual.  The Members shall also insure that any such entity shall provide to the LLC all the information that would have been furnished by the LLC had the LLC engaged in such business itself.

Section 5 – BOARD OF MANAGERS

5.1        Creation of Board of Managers.  As provided in Section 2.2, the business and affairs of the LLC shall be managed by its Board of Managers.

5.2        Composition of Committee; Qualification.  Each Member shall at all times designate three (3) individuals to serve on the Board of Managers until amended by Members in accordance with this Agreement.  A Manager must be an employee, officer or director of one of the Members or its Affiliates.  At each meeting of the Board of Managers, each Manager may, in its sole discretion, designate additional nonvoting representatives who may attend all such meetings of the Board of Managers with the Manager.  The nonvoting representatives may participate in any meeting of the Board of Managers, but may not vote on any matters considered by the Board of Managers.  Although each Member shall be represented by three (3) Managers, said three Managers shall have only one vote, exercisable by any of such three Managers.

5.3           Scope of Authority.  The Board of Managers shall have responsibility for overseeing the operations, affairs and business of the LLC, and making certain delegated Major Decisions.  With respect to any Major Decision that has been delegated to the Board of Managers by the Members, any action taken or decision made by the Board of Managers prior to the receipt by the Board of Managers of written notice of the Members withdrawing such delegation shall be final and binding on all Members and the LLC.  The President of the LLC shall be the senior Member of the Management Personnel and chief executive officer of the LLC.  So long as SSA or an Affiliate of SSA is a Member, the President of the LLC shall be the President of SSA.  The President of the LLC, with the advice of the Board of Managers of the LLC, shall prepare a description of the categories of other officers and senior management employees of the LLC and shall file the same with the Board of Managers.  The President of the LLC shall identify individuals to fill the respective categories.  The Management Personnel of the LLC shall be responsible for actual day-to-day operations of the container stevedoring and terminal services provided by the LLC and all decisions relating thereto and shall have the authority to contractually bind the LLC with respect to activities of the LLC undertaken in the ordinary course of business.  The President shall establish the compensation for all employees of the LLC (other than officers compensated pursuant to the Administrative Services Agreement).  By October 1 of each year, the Management Personnel, with the advice of the Board of Managers, shall prepare and deliver to the Members its best estimate for an operating budget (including capital expenditures) for the LLC for the following Fiscal Year and shall prepare and deliver to the Members a final budget (including capital expenditures) for such Fiscal Year by December 1 of each year.  The operating budget will be on an annual basis, but the Management Personnel will provide calendar monthly and quarterly volume measures to the Members for the overall results of the LLC.  All operating budget data shall include location-specific volume and amounts.  The Board of Managers shall advise Members when it makes Major Decisions delegated to it by the Members.  The Board of Managers shall refer to the Members other matters which are not Major Decisions, and which the Board of Managers determines are desirable or appropriate for the Members to decide.  In such cases, the Board of Managers may elect to deliver to the Members its recommendation regarding the specific matter.

5.4           Election; Term of Office.  The Members shall appoint their initial respective participants on the Board of Managers at the first annual meeting of the Members.  At each annual meeting thereafter, the Members shall each designate its respective participants on the Board of Managers.  Subject to Section 5.6, each Manager shall hold office until the next succeeding annual meeting, and in each case until his or her successor shall have been elected and qualified.  The Managers representing any Member may give a written proxy to a representative who may act on behalf of such Manager at any meeting of the Board of Managers.

5.5           Vacancies.  Any vacancy occurring on the Board of Managers (whether caused by resignation, death or otherwise) shall be filled by the Member whose designee’s departure from the Board of Managers has caused the vacancy.  A Manager chosen to fill any vacancy shall hold office until the next annual meeting of Members, or until his or her other successor shall have been elected and qualified.

5.6           Removal.  A Member may remove any of its participants on the Board of Managers without cause, and may do so by providing oral or written notice to the participant with a written notice advising the other Members and Managers of such removal and the effective date thereof.

5.7           Resignation.  A Manager may resign at any time by delivering written notice to the Member who appointed such participant with a copy to the other Members and to the Managers.  A resignation is effective when the notice is delivered unless the notice specifies a later effective date.

5.8           Action by Board of Managers.  Unless otherwise agreed to by the Board of Managers, meetings of the Board of Managers will be held at such place, day, and time as shall from time to time be fixed by resolution of the Board without notice other than the delivery of such resolution as provided in Section 5.9 below, or at such place, day, and time and for such purpose or purposes, as may be requested by the Managers representing any Member; provided, that notice of such meeting has been given to each Manager in accordance with Section 5.9 herein.

5.9           Notice of Meeting.  Notice of the place, day, and time of any meeting of the Board of Managers for which notice is required shall be given, at least two (2) days preceding the day on which the meeting is to be held by the person calling the meeting, in any manner permitted by law, including orally.  Any oral notice given by personal communication over the telephone or otherwise may be communicated either to the Manager or to a person at the office of the Manager who, the person giving the notice has reason to believe, will promptly communicate it to the Manager.

Written notice of meeting is required if the business to be conducted at any meeting of the Board of Managers includes any Major Decision.  The written notice shall state that the purpose or one of the purposes of the meeting is to consider the Major Decision and shall describe the Major Decision with reasonable clarity.

No notice of any regular meeting need be given if the place, day, and time thereof have been fixed by resolution of the Board of Managers and a copy of such resolution has been delivered to every Manager at least two (2) days, or deposited in the United States mail, as evidenced by the postmark, with first-class postage prepaid, and correctly addressed at least five (5) days, preceding the day of the first meeting held in pursuance thereof.

Notice of a meeting of the Board of Managers need not be given to any Manager if it is waived by the Manager in writing, whether before or after such meeting is held.  A Manager’s attendance at or participation in a meeting shall constitute a waiver of notice of such meeting except when a Manager attends or participates in a meeting for the express purpose of objecting on legal grounds prior to or at the beginning of the meeting (or promptly upon the Manager’s arrival) to the holding of the meeting or the transaction of any business and does not thereafter vote for or assent to action taken at the meeting.  Any meeting of the Board of Managers shall be a legal meeting without any notice thereof having been given if all of the Managers are present without objecting, or waive notice thereof, or any combination thereof.

5.10         Quorum.  The presence of at least one of the Managers representing each of the Members shall constitute a quorum for the transaction of business.

5.11         Voting Requirements.  The making of any decision, including a Major Decision delegated to the Board of Managers by the Members, shall require the approval of at least one of the Managers representing each of the Members who are members of the Board of Managers.  The Board of Managers shall promptly advise the Members of any Major Decision it has made.

5.12         Action Without a Meeting.  Any action required by law to be taken or which may be taken at a meeting of the Board of Managers may be taken without a meeting if one or more consents in writing, setting forth the action so taken, shall be signed either before or after the action so taken by the number of Managers whose approval would be necessary if such decision were made at a meeting of the Board of Managers and delivered to the LLC for inclusion in the minutes or filing with the LLC records; provided, that any such consent shall have been delivered to all of the Managers at last ten (10) days before such action is to be so taken or authorized.  Such consent shall have the same effect as a meeting vote.  Action taken under this Section 5.12 is effective when the last person signs the consent, unless the consent specifies a later effective date.  A copy of all such consents shall be promptly delivered to each Manager.

5.13         Telephonic Meetings. Managers may participate in a meeting of the Board of Managers by means of a telephone conference call, on-line facilities or similar communication equipment.  Participation by such means shall constitute presence in person at a meeting.

5.14         Restrictions on Authority of Board of Managers.  The Board of Managers shall not have the authority to do any of the following acts without the unanimous consent of the Members:

(a)           Knowingly do any act in contravention of this Agreement;

(b)           Knowingly make any Major Decision not delegated to them by the Members; or

(c)           Knowingly perform any act that would subject any Member, Manager, Affiliate of any of the same, or any employee of any of the same, to personal liability in any jurisdiction.

5.15         Duties and Obligations of Board of Managers.  In addition to such other duties and obligations as the Board of Managers may have, the Board of Managers shall take all actions which may be necessary or appropriate for the continuation of the LLC’s valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the LLC to conduct the business in which it is engaged.

5.16         Right to Rely on Board of Managers.  Any person dealing with the LLC may rely upon a certificate signed by the Managers representing each Member as to:

(a)           The identity of any other Manager or any Member;

(b)           The existence or nonexistence of any fact or facts regarding the affairs of the LLC; or

(c)           The Managers and/or Members who are authorized to execute and deliver any instrument or document on behalf of the LLC.

5.17         Indemnification of Managers.

(a)           Each individual (hereinafter an “indemnitee”) who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened claim, action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Manager of the LLC or that, while serving as a Manager of the LLC, he or she is or was also serving at the request of the LLC as a director, manager, officer, partner, trustee, employee or agent of another foreign or domestic limited liability company or corporation or of a foreign or domestic partnership, joint venture, trust, employee benefit plan or other enterprise, whether the basis of the proceeding is alleged action in an official capacity as such a director, Manager, officer, employee, partner, trustee, or agent or in any other capacity while serving as such director, Manager, officer, employee, partner, trustee, or agent, shall be indemnified and held harmless by the LLC to the full extent permitted by applicable law as then in effect, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, manager, officer, employee, partner, trustee, or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that no indemnification shall be provided to any such indemnitee if the LLC is prohibited by the Act or other applicable law as then in effect from paying such indemnification; and provided, further, that except as provided in this Section 5.17(a) with respect to proceedings seeking to enforce rights to indemnification, the LLC shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized or ratified by the Board of Managers.  The right to indemnification conferred in this Section 5.17(a) shall be a contract right and shall include the right to be paid by the LLC the expenses incurred in defending any proceeding in advance of its final disposition (hereinafter an “advancement of expenses”).  Any advancement of expenses shall be made only upon delivery to the LLC of a written undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section 5.17(a) and upon delivery to the LLC of a written affirmation (hereinafter an “affirmation”) by the indemnitee of his or her good faith belief that such indemnitee has met the standard of conduct necessary for indemnification by the LLC pursuant to this Section 5.17.

(b)           If a written claim for indemnification under Section 5.17(a) is not paid in full by the LLC within sixty (60) days after the LLC’s receipt thereof, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the LLC to recover the unpaid amount of the claim.  If successful, in whole or in part, in any such suit or in a suit brought by the LLC to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit.  The indemnitee shall be presumed to be entitled to indemnification under this Section 5.17 upon submission of a written claim (and, in an action brought to enforce a claim for an advancement of expenses, where the required undertaking and affirmation have been tendered to the LLC) and thereafter the LLC shall have the burden of proof to overcome the presumption that the indemnitee is so entitled.  Neither the failure of the LLC (including the Board of Managers, independent legal counsel or the Members) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances nor an actual determination by the LLC (including the Board of Managers, independent legal counsel or the Members) that the indemnitee is not entitled to indemnification shall be a defense to the suit or create a presumption that the indemnitee is not so entitled.

(c)           The right to indemnification and the advancement of expenses conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Agreement, general or specific action of the Members or the Board of Managers, contract or otherwise.

(d)           The LLC may maintain insurance, at its expense, to protect itself and any individual who is or was a Manager of the LLC or who, while a Manager of the LLC, is or was serving at the request of the LLC as an agent of another foreign or domestic limited liability company or corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director, manager, officer, employee or agent, whether or not the LLC would have the power to indemnify such person against such expense, liability or loss under the Act.  The LLC may enter into contracts with any Manager in furtherance of the provisions of this Section 5.17 and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Section 5.17.

(e)           Any individual who is or was a Manager who, while a Manager, is or was serving (a) as a director or officer of a foreign or domestic corporation of which a majority of the shares entitled to vote in the election of its directors is held by the LLC, (b) as a trustee of an employee benefit plan and the duties of the Manager also impose duties on, or otherwise involve services by, the Manager to the plan or to participants in or beneficiaries of the plan, or (c) in an executive or management capacity in a foreign or domestic limited liability company, partnership, joint venture, trust or other enterprise of which the LLC or a wholly-owned subsidiary of the LLC is a general partner or has a majority ownership or interest, shall be deemed to be so serving at the request of the LLC and entitled to indemnification and advancement of expenses under this Section 5.17.

(f)            A Manager acting under this Agreement shall not be liable to the LLC, to any other Manager or to the Members, for the Manager’s good faith reliance on the provisions of this Agreement.

Section 6 - CONTRIBUTIONS TO THE LLC

6.1           Capital Contributions of the Members.  SSA Ventures and MVI have contributed to the capital of the LLC cash or other property in the amount or as described in Section 6.6.

6.2           Return of Capital Contributions.  A Member will have no right to withdraw any part of its Capital Contributions or Capital Account, or to receive any distribution from the LLC, except in accordance with the provisions of this Agreement.  No interest shall be paid on any Capital Contributions.  A Member will, however, be entitled to receive interest on any loans it makes to the LLC, as provided herein.

6.3           Additional Contributions.  No Member may make additional contributions to the LLC in the form of cash, property, or guarantee of LLC indebtedness or performance by the LLC of an LLC obligation (the “Guarantee”), unless such decision is approved by the Members in the manner required for Major Decisions, which approval shall specify the terms upon, and proportions in which, such additional capital may be contributed or guarantee made.

6.4           Loans by Members.

(a)           Optional Loans.  A loan to the LLC by a Member, or any Affiliate thereof,  constitutes a Major Decision pursuant to Section 1.12(n).

(b)           Treatment of Loans.  No loan by a Member, or an Affiliate thereof, will result in an increase in the Percentage Interest of the Member.  The amount of any such loan shall not constitute a Capital Contribution and will not be credited to the lending Member’s Capital Account.  Any loan will be an obligation of the LLC to the lending Member, or Affiliate thereof, with interest, and will be repaid to the lending Member, or Affiliate thereof, before any amount may be distributed to any Member pursuant to Section 8.  Interest on such loans will be payable without regard to the profits or losses of the LLC and will be treated as a transaction with a Member, or Affiliate thereof, other than in its capacity as a Member of the LLC, or Affiliate thereof, pursuant to Section 707(a) of the Code.  All such loans will be repayable solely from the LLC’s assets and represented by promissory notes executed by the LLC, which shall bear interest at the prime rate of interest published in The Wall Street Journal on the date immediately prior to the date the loan was made, applicable at the beginning of such term, subject to adjustment to the rate in effect on each anniversary thereof.

6.5           Capital Accounts.

(a)           Maintenance of Capital Accounts.  A separate Capital Account will be maintained for each Member in accordance with Regulations Section 1.704-1(b)(2)(iv); provided, however, the LLC shall not revalue any LLC asset under Regulations Section 1.704-1(b)(2)(iv)(f) without the unanimous approval of the Members.

(b)           Transfers.  In the event of a permitted transfer of a Member’s Percentage Interest in accordance with Section 10, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Percentage Interest in accordance with Regulations Section 1.704-1(b)(2)(iv).

6.6           Initial Capital Accounts.  The initial Capital Accounts of the Members upon making of their respective initial capital contributions were as follows:

MVI	$16,437,972.00

SSA Ventures	$16,770,052.00.

Section 7 - ALLOCATION OF INCOME, GAINS AND LOSSES

7.1           Tax Allocation of Net Profit.  Except as otherwise provided in this Agreement, Net Profit for a Fiscal Year or other fiscal period shall be allocated as follows:

(a)           First, Net Profit shall be allocated to SSA Ventures in an amount equal to the cumulative priority distribution amounts specified in Section 8.1(a) (whether or not distributed) for the current year and all prior Fiscal Years in excess of the sum of the cumulative Net Profit previously allocated to SSA Ventures pursuant to this Section 7.1(a).

(b)           Second, remaining Net Profit, if any shall be allocated to the Members in accordance with their Percentage Interests.

7.2           Tax Allocation of Net Loss.  Except as otherwise provided in this Agreement, Net Loss for a Fiscal Year or other fiscal period shall be allocated to the Members in accordance with their Percentage Interests.

7.3           Tax Allocation of Net Profit or Net Loss on Liquidation.  Notwithstanding any provision of this Section 7 to the contrary (except Section 7.5), all items of Net Profit and Net Loss arising from any sale, exchange, or other disposition (including, in-kind distributions to the Members) of any assets of the LLC with respect to the dissolution and termination of the LLC shall be allocated among the Members as necessary to cause each Member’s Capital Account to equal the sum of the following:

(a)           The amount of Net Cash Flow such Member would receive under Section 8.1 (if that were the operative provision), plus

(b)           The fair market value of any asset to be distributed in-kind to such Member under Section 11.3.

For purposes of this Section 7.3, a Member’s Capital Account shall be determined by crediting to such Capital Account such Member’s share of minimum gain pursuant to Regulation Section 1.704-2.

7.4           Special Allocations.  Allocations of Net Profit and Net Loss, and specific items of income, gain, loss or deduction, shall be subject to the alternate test for economic effect set forth in Regulation Section 1.704-1(b)(2)(ii)(d) and the minimum gain chargeback rules set forth in Regulation Section 1.704-2.  The terms of Regulation Section 1.704-1(b)(2)(ii)(d) (including, without limitation, a “qualified income offset” provision and a provision prohibiting allocations to a member that would cause or increase a deficit balance in such Member’s Capital Account) and Regulation Section 1.704-2 (including, without limitation, a provision allocating “nonrecourse deductions” to the Members in accordance with their Percentage Interests, a provision allocating “Member nonrecourse deductions” to the Member who bears the economic risk of loss with respect to the related “Member nonrecourse debt” and a “minimum gain chargeback” provision) are incorporated in this Agreement.  If losses or deductions are reallocated among the Members under the alternate economic effect test, subsequent allocations of income and gain shall be made as necessary to offset such reallocation of losses or deductions.  A Member’s Percentage Interest shall be its interest in profits for purposes of determining the Member’s share of “excess nonrecourse liabilities” under Regulation Section 1.752-3(a)(3).

7.5           Intent of Allocations.  The allocation provisions of this Agreement are intended to produce final Capital Account balances of the Members such that over the life of the LLC, distributions of Net Cash Flow are distributed to the Members in a manner consistent with Section 8.1 (taking into account the varying Percentage Interests of the Members for each Fiscal Year over the life of the LLC) and in-kind liquidating distributions of assets under Section 11.3 are made in accordance with Section 11.3.  To the extent that the allocation provisions of this Agreement would not produce such final Capital Account balances consistent with the previous sentence, (i) the Members shall amend such provisions if and to the extent necessary to produce such result, and (ii) income or loss of the LLC for prior open years (or items of gross income and deduction of the LLC) shall be reallocated among the Members to the extent it is not possible to achieve such result with allocations of income (including gross income) and deduction for the current year and future years.

7.6           Tax Allocations:  Code Section 704(c).  In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the LLC shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the LLC for Federal income tax purposes and its initial fair market value.  Such allocations shall be made using a method agreed to by the Members which is in accordance with Regulation Section 1.704-3.

7.7           Allocations in Event of Sale of LLC Interest.  If an interest in the LLC is transferred or sold in accordance with Section 10 of this Agreement, the Net Profit and Net Loss of the LLC shall be calculated as of the end of the month immediately prior to the month in which the sale occurs.  The transferor Member shall be allocated an amount equal to the Net Profit and Net Loss of the LLC allocable to the period ending on the last day of the month immediately prior to the transfer.  The transferee of the interest in the LLC to be sold shall be allocated an amount equal to the Net Profit and Net Loss of the LLC allocable to the remainder of the calendar year.  This paragraph shall apply for purposes of computing a Member’s Capital Account and for federal income tax purposes.

7.8           Deficit Capital Account Balances.  Except as provided in Section 8.1(d), the Members shall not be obligated at any time to repay or restore to the LLC all or any part of any distributions made to the Members by the LLC.  No Member shall be required to restore a deficit Capital Account balance to the LLC.

Section 8 - DISTRIBUTIONS

8.1           Distributions. The decision whether to distribute Net Cash Flow is a Major Decision requiring the approval of all Members.  The Members have decided that distributions of Net Cash Flow will be made to the Members for each Fiscal Year as follows:

(a)           First, to SSA Ventures in the following amounts:

1999	$2,300,000
2000	$5,600,000
2001	$6,400,000
2002 and thereafter:	$0.

The distributions set forth in this Section 8.1(a) will be cumulative to the extent not distributed to SSA Ventures in any given Fiscal Year, but no interest will accrue on any amount not distributed.  Unless otherwise decided by the Board of Managers, distributions shall not be made under this Section 8.1(a) to the extent that (i) outstanding revolving credit borrowings exceed the balance of accounts receivable, or (ii) Net Working Capital is less than $1.00.  No distributions shall be made under Section 8.1(b) unless and until all distributions set forth in Section 8.1(a) for the then current and all prior Fiscal Years are distributed in full to SSA Ventures.

(b)           Second, the balance to the Members in accordance with their Percentage Interests.

(c)         Distributions of Net Cash Flow as provided in this Section 8.1 will be made unless such distributions will have a material adverse effect on the operations or financial position of the LLC.

(d)           The distributions referred to in Section 8.1(a) and (b) shall be made as follows:  Within thirty (30) days after the end of each second calendar quarter of each Fiscal Year, to the extent there is Net Cash Flow for said semiannual period, and in accordance with the distribution priorities set forth in said Section 8.1(a) and (b), and the limitations thereon set forth in the second paragraph of Section 8.1(a) and in Section 8.1(c), the LLC shall distribute, as draws against Net Cash Flow for the entire Fiscal Year during which such semiannual period occurs (i) one-half of the amount for such Fiscal Year set forth in Section 8.1(a), and (ii) the remainder of said Net Cash Flow for such semiannual period as set forth in Section 8.1(b).  Within one hundred twenty (120) days after the end of each Fiscal Year, the actual Net Cash Flow for such Fiscal Year shall be calculated, and final Fiscal Year distributions (or other adjustments or recoupments, as applicable) shall be made pursuant to Section 8.1(a), (b) and (c) based upon such calculations, which distribution or adjustments shall take into account the total amounts to be distributed pursuant to Section 8.1(a) for said Fiscal Year and any over or underpayments of draws for that year in light of actual Fiscal Year-end results.  Distributions for Fiscal Year ending January, 2000 shall be made within one hundred twenty (120) days of the end of said Fiscal Year pursuant to Section 8.1(a), (b) and (c).

8.2           Tax Payment Distributions.  On or before the fifth day after the LLC files IRS Form 1065 with the Internal Revenue Service for a Fiscal Year, the LLC shall distribute to the Members an amount equal to the excess of (a) the LLC’s net taxable income and gain allocable to the Members for such Fiscal Year multiplied by thirty-five percent (35%) over (b) the amount of cash otherwise distributed in the Fiscal Year.  Distributions pursuant to this Section 8.2 shall be made to each Member pro rata in the proportions by which the LLC’s net taxable income for such Fiscal Year has been allocated to the Members under Section 7.  Such distributions shall be credited against any distributions to Members under Section 8.1, as applicable, and shall not be in addition to distributions under such Section.  Notwithstanding the foregoing provisions of this Section 8.2, no such tax distribution shall be made to the extent that Net Cash Flow is not to be distributed pursuant to Section 8.1(a) or (c).

8.3           Amounts Withheld From Distributions.  All amounts withheld pursuant to the Code or any provisions of any state, local or foreign tax law with respect to any distribution to the Members shall be treated as amounts distributed to the Members pursuant to Section 8 for all purposes under this Agreement.

8.4           Distributions Upon Liquidation.  Notwithstanding anything to the contrary in this Section 8, upon the dissolution of the LLC for any reason, the debts and obligations of the LLC including any debts to Members shall be paid and the remaining assets of the Company shall be distributed to the Members (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation or dissolution occurs) pursuant to the provisions of Sections 11.2 and 11.3.

8.5           Distributions In-Kind.  Except as provided in Sections 11.2 and 11.3, no Member shall have the right to demand and receive property other than cash as a distribution from the LLC.  Except as provided in Sections 8.1, 8.2 and 8.3, no Member shall have the right to demand and receive cash from the LLC.

Section 9 - ACCOUNTING; BOOKS AND RECORDS

9.1           Accounting.  The LLC will keep its accounting records in accordance with generally accepted accounting principles, consistently applied, and will report for federal income tax purposes on the accrual basis, as determined by the Board of Managers.

9.2           Books and Records.  During the term of the LLC, the Board of Managers will keep, or cause to be kept, records and books of account in which each transaction of the LLC will be entered fully and accurately.  Such books and records will include a true and correct copy of the Certificate of Formation, this Agreement and amendments thereto, a current and past list of names and addresses of the Members, copies of all federal, state and local tax returns and reports and financial statements of the LLC for at least the three (3) most recent Fiscal Years (or if longer, the Board of Managers will keep all Tax Returns and reports for any Fiscal Year which the statute of limitations for assessment of taxes against a Member is still open), and any other records the Board of Managers deems appropriate or are required pursuant to the Act or by the Members.  All books and records of the LLC will be available for reasonable inspection and examination by the Members or their duly authorized representatives during ordinary business hours.

9.3           Periodic Financial Statements.  The Board of Managers shall have prepared (i) as of the end of each fiscal month of each Fiscal Year, a report which will include (A) a balance sheet of the LLC, (B) a statement of the LLC’s income and expense, (C) a statement of changes in Members’ equity, (D) a statement of capital account balances, and (E) a statement of changes in cash flows for that period; (ii) as of the end of each fiscal quarter of each Fiscal Year, a report of all such items set forth in clause (i) for such quarter; and (iii) as of the end of each Fiscal Year, a report of all such items set forth in clause (i) for the Fiscal Year.  Each item contained in such statements and reports will be prepared in accordance with generally accepted accounting principles consistently applied by the LLC, and at the expense of the LLC.  The Board of Managers will distribute copies of the statements and reports to each Member, within thirty (30) days after the end of each monthly period with respect to the monthly statement; (provided, however, the Board of Managers shall also provide the Members with its best estimate of December results by the following January 15) within thirty (30) days after the end of each quarterly period with respect to the quarterly reports and statements, and within ninety (90) days after the close of each Fiscal Year of the LLC with respect to the annual reports and statements.

9.4           Tax Returns: Income Tax Information.  Subject to Section 7 hereof, the Board of Managers will cause to be prepared and timely filed with the appropriate authorities, all federal, state, and local income and other tax returns (a “Tax Return”) of the LLC.  The LLC shall not file or amend any Tax Return without the prior written approval of all Members.  At least fifteen (15) days prior to the due date for any such Tax Return, the LLC shall furnish all Members with a copy of the Tax Return proposed to be filed for review and comment by all Members.  The LLC shall not make or change any tax election or extension without the prior written approval of all Members.  At least thirty (30) days prior to the due date for making any such election or extension, the LLC shall provide all Members written notice and explanation of the proposed election or extension.  The LLC shall furnish to Matson, by no later than December 15 of the relevant Fiscal Year, an estimate of any permanent and timing differences between tax and book income as necessary for Matson to prepare a year-end tax provision in accordance with generally accepted accounting principles.  The LLC shall also furnish to each of the Members by May 1 of each Fiscal Year all state apportionment information necessary for each Member to prepare its state Tax Returns.  Subject to direction of the Board of Managers and so long as the Administrative Services Agreement remains in effect, SSA shall, pursuant to the Administrative Services Agreement, be responsible to prepare and file Tax Returns, and to perform the other obligations on behalf of the LLC, under this Section 9.4.  Within ninety (90) days after the close of each Fiscal Year, each Member shall be furnished a statement suitable for use in preparing the Member’s income tax return, showing the amounts of any distributions, contributions, gains, losses, profits, or audits allowed to the Member during such Fiscal Year.

9.5           Duties of Tax Matters Member.

(a)           SSA Ventures shall be the “Tax Matters Partner” of the LLC, as that term is defined in Section 6231(a)(7) of the Code.  As such, the Tax Matters Partner will keep all Members informed of all administrative and judicial proceedings for the adjustment of

LLC tax items, as required by Section 6223(g) of the Code and the Regulations thereunder.  The Tax Matters Partner will represent the LLC in all such proceedings; provided, however, that other Members may participate in such proceedings to the extent permitted by Sections 6221 through 6231 of the Code, and the corresponding Regulations.  The LLC will pay all ordinary and necessary expenses incurred in connection with any such proceedings.  Notwithstanding anything in the foregoing to the contrary, the Tax Matters Partner shall not take any of the following actions without the approval of all Members:  (1) enter into a settlement agreement with the Internal Revenue Service or any other taxing authority; (2) file a petition as contemplated in Code Section 6226(a) or 6228; (3) intervene in any action as contemplated in Code Section 6226(b)(5); (4) file any request contemplated in Code Section 6227(b); or (5) enter into an agreement extending the period of limitations contemplated in Code Section 6229(b)(1)(B).

(b)           No Member shall, on such Member’s federal, state, or foreign income tax return, treat any “partnership item” (as defined in Section 6321(a)(3) of the Code and the Regulations thereunder) in a manner which is inconsistent with the treatment of such “partnership item” on the LLC’s tax return.

(c)           The chief financial officers of SSA and Matson shall review with each other no later than June 1 of each year the annual audited financial statements of SSA and Matson, but neither chief financial officer shall retain a copy of the audited financial statements of the other’s company.

Section 10 - TRANSFERS OF LLC INTERESTS

10.1         Prohibition on Transfer.  Except as otherwise provided in this Section 10, and except for the assignments permitted pursuant to the last sentence of Section 12.3, a Member may not in any way transfer, grant a security interest in, pledge or encumber, voluntarily or involuntarily, its Percentage Interest, any portion thereof or interest therein, without the prior written consent of the other Member, which consent~~s~~ may be withheld with or without cause.  Any purported transfer not expressly permitted by and in compliance with the provisions of this Section 10 will be void and of no force or effect.

(a)           Transfer Defined.  As used in this Agreement, the term “Transfer” shall include any sale, assignment, gift, pledge, or other disposition or encumbrance of all or a portion of a Member’s interest in the LLC, or of an ownership interest in the shares of SSA Ventures or MVI (as long as they hold such interests in the LLC), in each case whether voluntary or involuntary.

10.2         Other Transfers Subject to Refusal Rights.

(a)           Proposed Sales.  If a Member (the “transferor”) desires to effect a Transfer of any portion of its Percentage Interest to any person, the transferor shall first give written notice to the Board of Managers and to the other Member of its intention to do so (“Notice of Sale”).  The Notice of Sale must name the proposed transferee and specify the amount of the Percentage Interest to be transferred, all proposed consideration and the proposed terms of payment.  The transferor shall provide the Board of Managers, and/or the other Member with a copy of the signed letter of intent or term sheet, or the draft agreement (certified by the proposed transferee as a true draft), verifying the prospective transferee, price and terms that constitute a bona fide offer.  Any offer from an Affiliate of a Member shall be on arm’s-length terms as demonstrated by evidence reasonably requested by the non-transferring Member.  Following delivery of the Notice of Sale and documentation and upon receipt of the written consent of the other Member, the other Member shall thereupon have the option, for a period of thirty (30) days from the date of delivery of the Notice of Sale, to purchase all, but no lesser portion, of the offered amount of the subject Percentage Interest at the price and on the other terms and conditions stated in the Notice of Sale. To exercise such option, the other Member shall notify the transferor of its intention, in writing, within the applicable option period.  The notice of intention shall be accompanied by the exercising party’s cashier’s check in the amount of five percent (5%) of the purchase price, as non-refundable earnest money.  Closing of all sales offered hereunder shall occur within ten (10) business days of the date such offer(s) is accepted.  In the event the other Member does not elect to purchase the offered Percentage Interest, the transferor shall have the right, for a period of sixty (60) days after expiration of the option period, to transfer such Percentage Interest to the proposed transferee at the price and on the terms specified in the Notice of Sale.  Any Percentage Interest not so transferred by the transferor at the end of said 60-day period shall again become subject to the restrictions of this Agreement.

10.3         Conditions Precedent to Any Transfer or Encumbrance.  Notwithstanding any contrary provision contained in this Agreement, no Member may effect a Transfer of its Percentage Interest:

(a)           Without notifying the other Member, in writing, thirty (30) days in advance of any proposed Transfer;

(b)           Unless and until the LLC has received an opinion of counsel for the LLC, prepared at the transferring Member’s expense, stating that the proposed Transfer will not cause the termination of the LLC under this Agreement or the Act or for federal income tax purposes;

(c)           Unless and until the LLC has received an opinion of counsel satisfactory to such Member, prepared at the expense of the Member proposing the Transfer, stating that the proposed Transfer (i) may be effected without registration of the Percentage Interest under the Securities Act of 1933, as amended, and (ii) will not violate any applicable state securities law (including investor suitability standards); and

(d)           Unless and until the transferor’s required contributions to the capital of the LLC have been made.

10.4         Effect of Transfer.  If any purported Transfer of a Member’s Percentage Interest does not comply with the various requirements and restrictions contained in this Section 10, it will be void and of no force or effect.  If any such purported Transfer complies with the various requirements and restrictions contained in this Section 10, then effective on the date of the Transfer, the transferor will cease to be a Member with respect to the transferred Percentage Interest and, whether or not the transferee is admitted to the LLC as a substitute Member pursuant to the provisions of this Agreement, the transferee will be entitled to receive all future distributions to which the transferor would otherwise be entitled.  In the case of a Transfer of an interest, the transferee shall succeed to the Capital Account of the transferor, or, in the case of a partial Transfer, a proportionate share thereof.  The LLC will be entitled to treat the transferor as the record owner of the transferred Percentage Interest until the effective date, and no Member will incur liability for distributions made in good faith to the transferor prior to the effective date.  No such Transfer will relieve the transferor of its existing obligations under this Agreement.

10.5         Substitute Members.  A transferee of a Member’s Percentage Interest will not be admitted to the LLC as a substitute Member unless:

(a)           The Transfer complies with all requirements of this Section 10;

(b)           The transferor gives the transferee the right to be substituted in its place; and

(c)           The transferee has agreed in writing to be bound by all of the terms and conditions of this Agreement, and has paid all expenses of the LLC incurred in connection with the transfer.

Upon admission to the LLC as a substitute Member, a transferee shall succeed to all rights and obligations of its transferor under this Agreement.

Section 11 - DISSOLUTION, WINDING UP, TERMINATION AND PURCHASE OPTION

11.1         Events Causing Dissolution.  Except as provided in Section 11.7, and with respect to the events set forth in Subsections (a), (d), (e), (h), (i), (j), (k), (l), (n), (o) or (p) of this Section 11.1, only if the Member that is not responsible for the occurrence of the event or the default set forth therein elects to dissolve the LLC (unless dissolution results as a matter of law), the LLC will be dissolved and its affairs will be wound up upon the happening of the first to occur of the following:

(a)           Any action or inaction by a Member that results in a dissolution or other termination of the LLC under the Code;

(b)           The unanimous agreement of the Members;

(c)           The sale or other disposition of all or substantially all of the assets of the LLC;

(d)           The dissolution of a Member, or SSA or Matson, or the failure by SSA Ventures or MVI to remain wholly-owned subsidiaries of SSA or Matson, respectively;

(e)           An act of Bankruptcy by, or the insolvency of a Member, or SSA or Matson;

(f)            The insolvency of the LLC;

(g)           Upon the expiration of the effective date of administrative dissolution;

(h)           The termination of the stevedoring and terminal services agreement between Matson and the LLC;

(i)            A breach of any Definitive Agreement, or any agreement entered into pursuant to Section 4.4, which results in the termination of such Definitive Agreement or other agreement after any applicable notice and opportunity to cure such breach in accordance with the terms of such Definitive Agreement or other agreement;

(j)            Any other event or act by a Member, or an Affiliate thereof, causing dissolution of the LLC pursuant to the Act or this Agreement;

(k)           The pledge or encumbrance of, or the granting of a security interest in, a Member’s Percentage Interest, or any interest in a Member, by a Member or any Affiliate thereof;

(l)            The sale of all or substantially all of a Member’s assets or the merger or consolidation of a Member with any other entity in which the Member does not survive;

(m)          Any consistent and persistent action or inaction by any Management Personnel of the LLC, after notice to cure and the lapse of a reasonable period of time to effect such cure, which materially adversely affects the operations or financial position of the LLC in a manner inconsistent with management of a similar enterprise by a prudent Manager;

(n)           Any consistent and persistent action or inaction by any Member, or Affiliate thereof, after notice to cure and the lapse of a reasonable period of time to effect such cure, in violation of this Agreement or which materially adversely affects the LLC;

(o)           Any violation by a Member of the provisions of Section 4.2, Section 4.15 or Section 12.11; and

(p)           Any Vessel Disposition pursuant to Section 11.10.

11.2         Winding Up, Liquidation, and Distribution of Assets.

(a)           Upon dissolution of the LLC, the Members or a person selected by the Members to act as a liquidating trustee (the “Liquidating Trustee”), shall wind up the affairs of the LLC pursuant to the following provisions.  For any Fiscal Year of the LLC in which an event occurs resulting in the dissolution or liquidation of the LLC, and for each Fiscal Year thereafter, each item of income, gain, loss or deduction which comprises the LLC’s Net Profit and Net Loss for any such Fiscal Year shall be credited or charged to the Capital Accounts of the Members (which Capital Accounts shall first be adjusted to take into account all distributions made during the Fiscal Year) in accordance with Section 7.3.  The Members or the Liquidating Trustee, as applicable, shall, as soon as practicable, determine which assets, if any, will be distributed in-kind to the Members pursuant to Section 11.3.  Thereafter, the Members or the Liquidating Trustee, as applicable, shall sell or otherwise liquidate the assets of the LLC, other than those that will be distributed in-kind to Members, after which the assets of the LLC or the proceeds therefrom, shall be distributed or used as follows and in the following order or priority:

(i)            First, for the payment of the debts and liabilities of the LLC;

(ii)           Second, to the withholding of any reserves that the Members or the Liquidating Trustee may deem reasonably necessary (considering, among other things, the previous experiences of the Liquidating Trustee with respect to the adequacy of reserves) for any unforeseen or unfixed or contingent liabilities or obligations of the LLC;

(iii)          Third, to SSA Ventures in an amount equal to any amounts remaining undistributed under Section 8.1(a) for the current and all prior Fiscal Years; and

(iv)          Finally, any remaining assets will be distributed to the Members in accordance with their positive Capital Account balances (as decreased for any distributions under Section 11.2(a)(iii)) in accordance with Regulations 1.704-1(b)(2)(ii)(b)(2).

(b)           Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Member shall look solely to the assets of the LLC for the return of its Capital Contributions.  If the LLC property remaining after the payment or discharge of the debts and liabilities of the LLC is insufficient to return the cash contribution of one or more Members, the Members shall have no recourse against any other Member.

(c)           Upon completion of the winding up, liquidation and distribution of the assets, the LLC shall be terminated.

(d)           The Members shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the LLC and the final distribution of its assets.

11.3         Distributions In-Kind on Liquidation.  Should the LLC unwind, dissolve or liquidate, each Member has the right to request that the LLC’s assets, including equipment, terminal leases and third party customer business, to the extent feasible and segregable, be distributed in-kind in a manner that would allow each Member, should it so elect, to continue to provide container stevedoring and terminal services to the same customer base and segment of the ocean shipping business served by such Member prior to the creation of the LLC, subject in all cases to the distribution provisions of Section 11.2(a).  Furthermore, if the Members or the Liquidating Trustee, as applicable, shall, in their or its good faith judgment, determine a sale or other disposition of part or all of the Company’s assets would cause undue loss to the Members, the Members or the Liquidating Trustee may distribute part or all of such remaining assets in-kind to the Member.  If the Members or the Liquidating Trustee elects to distribute any assets in liquidation of the LLC pursuant to this Section 11.3 such assets shall be distributed among the Members in accordance with Section 11.2(a) as if an amount of cash equal to the fair market value of the assets (determined as of the record date for such distribution, but net of any liabilities to which the assets are subject or that will be transferred to the recipient Members) were distributed on the date of distribution.  In implementing the foregoing, the Members of the Liquidating Trustee shall to the extent possible while satisfying the requirements of Section 11.2(a), distribute assets to each Member in-kind in accordance with, and as identified by, such Member on the basis of its contribution of such assets to the LLC, unless the Member which is to receive such in kind distribution directs the Members, or the Liquidating Trustee, as the case may be, to liquidate any asset so allocated to it and distribute to such Member the proceeds of such liquidation.  If the terminal operations of the LLC previously operated separately by the Members in any port have been consolidated prior to the winding up, dissolution or liquidation of the LLC, and if more than one of the Members desires to operate stevedoring and terminal services in any such port, the Members shall use their best efforts to physically divide the consolidated terminal and to negotiate a division of such terminal’s lease to permit the separate operation of stevedoring and container services in such terminal by all such Members.  The Members also agree to use their best efforts to avoid or minimize any tax arising from a distribution of such assets under Code Section 704(c)(l)(B) or Code Section 737.  Whether or not such consolidation has taken place, in the event of any such unwinding, dissolution or liquidation, the Members shall cooperate and share all information in connection with the LLC’s business to permit such separate operation, but such information shall be held strictly confidential by each Member.  Furthermore, if the Administrative Services Agreement is in effect as of the event of dissolution, SSA will share its information systems with Matson pursuant to the terms of the Administrative Services Agreement.  In addition to the foregoing, if the dissolution of the LLC results from an event referred to in Section 11.1(a), (d), (e), (h), (i), (j), (k), (l), (m), (n), (o) or (p) caused by a Member (the “Responsible Member”) (i) prior to the consolidation of any container terminal operations of the LLC in any of the ports of Los Angeles/Long Beach, Oakland or Seattle, each Member shall receive a distribution of and shall assume all future obligations under each terminal lease contributed to or assigned or sublet to the LLC by the Responsible Member, or its Affiliates, upon entering into this Agreement, or (ii) after any container terminal operations of the LLC that have been consolidated in any of the ports of Los Angeles/Long Beach, Oakland or Seattle prior to the dissolution of the LLC, the Responsible Member shall receive a distribution of a physical portion of the consolidated lease premises reasonably suitable to carry on independent terminal operations, and shall be liable for a portion of the lease of such terminal, in each case to an extent equal to the Responsible Member’s Percentage Interest; provided, however, that, if the Responsible Member determines not to engage in such terminal operations, both Members shall use their best efforts to mitigate such liability, through sublease, negotiations for lease termination with the affected port or otherwise as may be agreed by the Members acting reasonably and in good faith.

11.4         Certificate of Cancellation.  When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a certificate of cancellation shall be executed in duplicate and verified by all Members or the Liquidating Trustee, which certificate shall set forth the information required by the Delaware Limited Liability Company Act.  Duplicate originals of the certificate of cancellation shall be delivered to the Secretary of State.

11.5         Effect of Filing Certificate of Cancellation.  Upon the issuance of the certificate of cancellation, the existence of the LLC shall cease.  The Members or the Liquidating Trustee shall have authority to distribute any LLC property discovered after dissolution, convey real estate and take such other action as may be necessary on behalf of and in the name of the LLC.

11.6         Withdrawal or Reduction of Members’ Capital Contributions.  A Member shall not receive out of the LLC’s property any part of its Capital Contribution until all liabilities of the LLC, except liabilities to Members on account of their Capital Contributions, have been paid or provided for or there remains property of the LLC sufficient to pay them.

11.7         Member’s Purchase Option.

(a)           Notwithstanding the foregoing provisions of this Section 11, upon the occurrence of any of the events set forth in Subsections (a), (d), (e), (h), (i), (j), (k), (l), (n), (o) or (p) of Section 11.1, if the Responsible Member notifies the other Member in writing within thirty (30) days of receiving actual notice of such event that it does not wish to continue to engage in terminal operations, the other Member shall have the option, rather than continuing the LLC (unless dissolution as a result of such event has occurred as a matter of law) pursuant to the first paragraph of Section 11.1, or dissolution and distribution of assets pursuant to the foregoing provisions of this Section 11, to purchase, or to have an Affiliate purchase, the Responsible Member’s Percentage Interest in the LLC at the purchase price determined pursuant to Section 11.7(b).  Such option shall be exercised by the delivery of written notice to the Responsible Member and the Board of Managers.  Such Member may exercise such option at any time during a period of sixty (60) days after the date on which the Board of Managers and the exercising Member receives actual knowledge of any such event.  Such purchase shall be completed within ninety (90) days of giving of such notice, plus any reasonable time required to ascertain the purchase price pursuant to Section 11.7(b).

(b)           The purchase price to be paid for a Percentage Interest subject to this Agreement in the event of any option purchase pursuant to Section 11.7(a) shall be equal to the agreed value of the LLC multiplied by the Percentage Interest being transferred, without discount based on ownership of a minority interest and without premium for any reason.  In the event of any transfer where the value is not agreed to by the parties, the LLC shall engage an appraiser to determine the value of the LLC.  If the Members cannot agree on an appraiser, the LLC shall engage three appraisers who are skilled in appraising businesses of a size comparable to the LLC.  In such case, each Member shall select one appraiser and the appraisers so selected shall select the third appraiser.  If there are three appraisers and they are unable to agree unanimously as to the value of the LLC, then the decision of two of the three shall be binding for all purposes.

(c)           Except as provided in the last sentence of this Section 11.7(c), the payment by the terminating Member of the purchase price pursuant to Section 11.7(b) shall be in lieu of any other right, claim recourse or remedy by either Member or its Affiliates against the other Member or its Affiliates under this Agreement, any other Definitive Agreement, or any agreement entered into pursuant to Section 4.4, or in any way relating to the business relationship between the Members and their Affiliates envisioned by this Agreement, and the Definitive Agreement or any such other agreement, and the other transactions contemplated hereby and thereby.  Notwithstanding any sale pursuant to Section 11.7(a) and (b), both Members and each of its Affiliates liable therefor, shall remain liable for any breach of this Agreement, or any other Definitive Agreement or such other agreement occurring, and any indemnity and other obligations arising, prior to the sale, under this Agreement or any other Definitive Agreement or such other agreement.

11.8         Damages.  In the event of any violation of Sections 4.2, 4.15 or 12.11, the non-breaching Member may be awarded and may recover any damages sustained as a result of such violation, except that in no event shall such non-breaching party be entitled to recover any special or punitive damages.

11.9                        [RESERVED]

11.10                 Sale of the Vessels of Matson.

(a)                                 Notwithstanding any provision of this Agreement to the contrary, if Matson sells or otherwise disposes of vessels with the result that Matson’s volume of business enjoyed by the LLC prior to such sale or disposition reduces by eighty percent (80%) or more (a “Vessel Disposition”), and if the purchaser or charterer of such vessels does not enter into a stevedoring contract assuring the LLC of a volume comparable to the volume of business being enjoyed by the LLC prior to the Vessel Disposition at rates and on terms substantially the same as those applicable to Matson, then such sale shall be treated as an event causing dissolution pursuant to Section 11.1(p), and SSA Ventures may, at its option, elect to dissolve and wind up the LLC.

(b)                                 If the Vessel Disposition occurs at any time prior to the later of July 9, 2006 or the consolidation of the LLC’s terminal operations in the Port of Oakland by means of a new lease, and if SSA Ventures elects to dissolve the LLC by reason thereof, Matson (directly or through MVI) shall pay to SSA Ventures an amount equal to all distributions made by the LLC to MVI pursuant to Section 8.1 of this Agreement at any time on or prior to such Vessel Disposition, plus or minus, as the case may be, all increases or decreases in the Capital Account of MVI from the amount set forth in Section 6.6; provided, however, that such amount payable by Matson shall be reduced by (x) any distributions made by the LLC to MVI or SSA Ventures pursuant to Section 8.1 (plus any increase in their respective Capital Accounts) attributable to the LLC’s profit margin on work performed by the LLC for third parties who have been historic customers of MTI, and (y) any distributions made to SSA Ventures pursuant to Section 8.1 (or any increase in its Capital Account) attributable to improved profit margins recognized by the LLC as a result of physical consolidation of the LLC terminals in any West Coast port.  Neither Matson nor any of its Affiliates shall have any obligation to make any payment under this Section 11.10 with respect to a Vessel Disposition occurring on or after the later of July 9, 2006 or the consolidation of the LLC’s terminal operations in the Port of Oakland by means of a new lease.

(c)                                  Except as provided in the last sentence of this Section 11.10(c), the payment  pursuant to Section 11.10(b) shall be in lieu of any other right, claim recourse or remedy by either Member or its Affiliates against the other Member or its Affiliates under this Agreement, any other Definitive Agreement, or any agreement entered into pursuant to Section 4.4, or in any way relating to this business relationship between the Members and their Affiliates envisioned by this Agreement, and the Definitive Agreement or any such other agreement, and the other transactions contemplated hereby and thereby.  Notwithstanding any payment pursuant to Section 11.10(b), both Members and each of its Affiliates liable therefor, shall remain liable for any breach of this Agreement, or any other Definitive Agreement or such other agreement occurring, and any indemnity and other obligations arising, prior to the payment, under this Agreement or any other Definitive Agreement or such other agreement.

(d)                                 The Members acknowledge and agree that any payments to be made pursuant to Section 11.10(b) is liquidated damages but is not a penalty, and that the provisions of this Agreement providing for the payment of the same are completely and entirely reasonable under the circumstances existing at the time this Agreement is made.

Section 12 - MISCELLANEOUS

12.1                        Notice.  Except for notices specifically provided for in this Agreement, any notice, offer, acceptance, demand, request, consent or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given or made either (1) when delivered personally to the party to whom it is directed (or any officer or agent of such party), or (2) three (3) days after being deposited in the United States express mail, certified or registered, postage prepaid, return receipt requested, and properly addressed to the party to whom it is directed, or (3) faxed to a Member’s fax number.  A communication will be deemed to be properly addressed if sent to a party at the address or fax number provided in Exhibit A.

The LLC or any Member may at any time during the term of this Agreement change the address to which notices and other communications directed to it must be sent by providing written notice of a new address to the other parties to this Agreement.  Any such change of address will be effective ten (10) days after such notice is given.

12.2                        Governing Law.  This Agreement will be construed and the rights, duties and obligations of the parties will be determined in accordance with the laws of the State of Delaware without regard to its choice of law rules.

12.3                        Successors and Assigns.  This Agreement will bind and benefit the parties and their respective heirs, executors, legal representatives and permitted successors and assigns.  Nothing contained in this Section 12.3 will be construed to permit any assignment or conveyance of any interest in the LLC not otherwise expressly permitted elsewhere in this Agreement.

12.4                        Headings.  Headings used in this Agreement have been included for convenience and ease of reference only and will not in any manner influence the construction or interpretation of any provision of this Agreement.

12.5                        Entire Agreement; Amendment.  This Agreement and the Definitive Agreements represents the entire understanding of the parties with respect to its subject matter.  There are no other prior or contemporaneous agreements, either written or oral, among the parties with respect to this subject.  This Agreement may be amended only by a written document signed by all of the Members.

12.6                        Waiver.  No right or obligation under this Agreement will be deemed to have been waived unless evidenced by a writing signed by the party against whom the waiver is asserted, or its duly authorized representative.  Any waiver will be effective only with respect to the specific instance involved, and will not impair or limit the right of the waiving party to insist upon strict performance in any other instance, in any other respect, or at any other time.

12.7                        Severability.  The parties intend that this Agreement be enforced to the greatest extent permitted by applicable law.  Therefore, if any provision of this Agreement, on its face or as applied to any person or circumstance, is or becomes unenforceable to any extent, the remainder of this Agreement and the application of that provision to other persons or circumstances, or to any other extent, will not be impaired.

12.8                        Attorneys’ Fees.  If any litigation or other dispute resolution proceeding is commenced between parties to this Agreement to enforce or determine the rights or responsibilities of such parties, the prevailing party or parties in any such proceeding will be entitled to receive, in addition to such other relief as may be granted, its reasonable attorneys’ fees, expenses and costs incurred preparing for and participating in such proceeding.

12.9                        Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single agreement.  Executed facsimile signature pages shall be treated as originals.

12.10                 Waiver of Action for Partition.  For the term of the LLC and for the period of the winding up of its business following dissolution, each party irrevocably waives any right it may have to maintain any action for partition with respect to any of the LLC’s assets.

12.11                 Competing Interests; Right of First Refusal.

(a)                                 Except as may be permitted under the terms of Sections 12.11(b), (c), (d) and (e) below, the Members agree that neither they nor any of their Affiliates shall engage in a similar business to that of the LLC in the States of California, Oregon or Washington without the unanimous approval of all of the Members; provided, that, without seeking or obtaining the consent of all of the Members, SSA or its Affiliates may (i) provide stevedoring and terminal services to COSCO in Southern California (either as an independent contractor or in a joint venture or similar arrangement with COSCO), (ii) participate as a minority shareholder in or vendor of services to the Centennial Stevedoring Services, Inc. joint venture in Oakland and Los Angeles, (iii) provide stevedoring and terminal services for breakbulk, bulk cargo and other handling operations unrelated to container gantry crane supplied services, (iv) provide lines handling services in any terminal, (v) provide container and equipment maintenance, power shop services, crane maintenance, electronic data interchange or other information services to third party customers conducted at or as part of facilities of such third party customers, or (vi) provide stevedoring and terminal services at Terminal 2 in Portland, Oregon.

(b)                                 Subject to the terms expressed in Sections 12.11(c), (d) and (e), the Members agree that if they or any of their Affiliates desire to undertake any business opportunity or activity (a “Business Opportunity”) that is within the scope of the primary purpose of the LLC and not, as to SSA, subject to any of the exceptions for SSA referred to in clauses (i) through (vi) of Section 12.11(a), the LLC shall have a right of modification and first refusal in accordance with the provisions of Section 12.11(c) to undertake such Business Opportunity and if the LLC declines to undertake such Business Opportunity following compliance by the Members with the provisions of Sections 12.11(c), (d) and (e), as applicable, the Member or its Affiliate desiring to undertake such Business Opportunity shall be free to do so.

(c)                                  To implement the right of first refusal, the Member proposing a Business Opportunity (the “Proposing Member”) shall provide the other Member (the “Receiving Member”) with a reasonably detailed proposed business plan (a “Proposed Business Plan”) setting forth a forecast of the capital expenditures required for such Business Opportunity and an operating plan for such Business Opportunity for its first three years, together with a proposed equity participation and financing plan for such Business Opportunity.  Following the submission of the Proposed Business Plan and for the next thirty (30) days, management of the Proposing Member and management of the Receiving Member shall work in good faith to develop jointly the Proposed Business Plan.  If the Business Opportunity would involve the LLC entering into a new joint venture or similar enterprise with an unrelated party to lease and operate a container terminal in the ports of Los Angeles/Long Beach, Oakland/San Francisco or Seattle/Tacoma (other than with COSCO in the port of Los Angeles/Long Beach) that would provide stevedoring and related services to third- party customers similar to such services performed by the LLC at such locations (any such Business Opportunity being a “Core Business Opportunity”), then, unless such Core Business Opportunity is approved by both of the Members and pursued by the LLC, neither of the Members, or their Affiliates, shall be permitted to pursue such Core Business Opportunity.  The good faith joint development of any Business Opportunity shall include, but not be limited to (A) modifications relating to fair and reasonable allocations of interest participations therein based upon the Percentage Interests of the Members and the consideration made, contributed or otherwise given by any other person or proposed new member with respect thereto, and (B) modifications relating to reasonable use of, and the review of reasonable alternatives to, additional capital or guaranteed financing required for such Business Opportunity.  If (i) the Business Opportunity would not constitute a Core Business Opportunity, and (ii) the Receiving Member declines to approve the pursuit of the Business Opportunity by the LLC for any reason within thirty (30) days following presentation of the Business Opportunity by the Proposing Member, and (iii) the Proposing Member has engaged in good faith negotiations with the Receiving Member over the terms of or modifications to the Business Opportunity (or offered to engage in good faith negotiations declined by the Receiving Member), then the Proposing Member and/or its Affiliates may pursue the Business Opportunity independent of the LLC on substantially the same basis as set forth in its Proposed Business Plan with such modifications to the Business Plan as the Proposing Member shall deem appropriate; provided, that the Proposing Member shall extend back to the LLC the right to pursue the Business Opportunity if, in the course of implementing the Business Opportunity, the Proposing Member or its Affiliates elect to pursue the Business Opportunity on a basis substantially similar to that described in any alternative Business Plan proposed by the Receiving Member.

(d)                                 SSA Ventures and COSCO Terminals America, Inc., a Delaware corporation (“COSCO Terminals”), formed Pacific Maritime Services, L.L.C., a Delaware limited liability company (“PMS”), effective July 1, 2001, to operate a marine terminal at the Pacific Container Terminal on Pier J at the Port of Long Beach.  SSA has provided Matson with certain financial information concerning PMS.  Matson or MVI shall be entitled, on or before [June 7, 2002], to make an offer to purchase from SSA Ventures an ownership interest in PMS.  The structure of any such purchase would be subject to negotiation with SSA and SSA Ventures, but would be expected to involve a direct or indirect purchase of not more than 35% of SSA Venture’s membership interest in PMS.  If Matson or MVI makes an offer to purchase an ownership interest in PMS, during the thirty (30) days following the offer the chief executive officers of Matson and SSA shall meet to discuss the terms and conditions of such offer, but SSA and SSA Ventures shall have no obligation to accept the offer if they conclude, in their sole discretion, that the consideration, terms or  conditions in such offer are unsatisfactory.  Any purchase of an ownership interest in PMS shall be subject to the approval of COSCO Terminals.  If Matson or MVI does not acquire a direct or indirect interest in PMS, SSA Ventures agrees that in connection with any marketing efforts or negotiations by personnel of SSA Ventures or SSA to attract potential shipping line customers to container terminals located in the Port of Los Angeles/Long Beach, SSA Ventures or SSA, as applicable, shall invite a representative of Matson or MVI to participate in any such marketing efforts or negotiations to ensure that the LLC is not prejudiced with respect to any business opportunity to attract customers to the facilities of the LLC.  Notwithstanding the foregoing, Matson and MVI acknowledges that the requirements of customers may be better served at the facilities operated by PMS than those operated by the LLC.

(e)                                  If SSA at any time has an opportunity involving the acquisition of an interest in Centennial Stevedoring or in Yusen Terminals, Inc. that, when added to SSA’s existing minority interest in Centennial Stevedoring would give SSA an effective controlling interest in either entity, then SSA shall propose either (i) that the LLC acquire the available interest in Centennial Stevedoring from Yusen Terminals, Inc. or acquire the shares of Yusen Terminals, Inc., with SSA retaining its current minority interest in Centennial Stevedoring, or (ii) that the transaction be structured in a manner such that SSA and Matson, upon consummation of the transaction, will hold, directly or indirectly, equity interests in Centennial Stevedoring in equal percentages to the respective Percentage Interests of SSA Ventures and MVI in the LLC, in which case SSA would contribute its minority interest in Centennial Stevedoring and such minority interest will be valued (for purposes of determining Matson’s contribution and the balance of SSA’s contribution, if any) on the same basis as the interest in Centennial Stevedoring or Yusen Terminals, Inc. being acquired.  If Matson declines to approve or participate in the acquisition of such an interest in Centennial Stevedoring or Yusen Terminals~~,~~ Inc., then SSA and/or its Affiliates shall be permitted to acquire that interest.  If SSA or its Affiliates acquires a controlling interest in Centennial Stevedoring or an interest in Yusen Terminals, Inc., SSA shall be entitled to pursue the development of container and other terminal services business through Centennial Stevedoring or Yusen Terminals, Inc., as the case may be, in a manner comparable to the activities of Centennial Stevedoring or Yusen Terminals, Inc. prior to the time of the acquisition, including business development that would be competitive with the business of the LLC.

12.12                 Rent Adjustment.  The Members agree that any retroactive rent adjustment imposed by the Port of Seattle as a result of Matson not entering into a new terminal lease at such port due to the provisions of this Agreement shall be an expense of, and be paid by, the LLC up to an amount not to exceed $2,000,000.

12.13                 Oakland Lease Benefit.  The Members acknowledge that Matson’s lease with the Port of Oakland, which it is transferring to the LLC, and which currently runs through the year 2008, is at a favorable rate in light of current market rates.  Article XI of the Stevedoring, Terminal, CFS, Vehicle Processing and Maintenance and Repair Services Agreement dated as of July 10, 1999 between the LLC and Matson (the “Matson Stevedoring Agreement”) provides for adjustments to the rates and charges in the Rate Schedules (such term being used in this Agreement as defined in the Matson Stevedoring Agreement) on the basis of changes in Rent (such term being used in this Agreement as defined in the Matson Stevedoring Agreement) and other factors.   Notwithstanding the adjustments contemplated in Article XI of the Matson Stevedoring Agreement, during the period following the consolidation of the LLC’s terminal operations in the Port of Oakland at Berths 57-59 (the “New Oakland Terminal”) through December 31, 2005, the rates and

*Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Such portions have been omitted pursuant to a request for confidential treatment.

charges under the Matson Stevedoring Agreement for services in the Port of Oakland shall not be adjusted for any increases in Rent, and the Rent component of Matson’s throughput rate in the Port of Oakland shall be based on an annualized cost of $* (which equates to $* per lift based on Matson’s current volume of * lifts per year), subject to adjustment for significant variances in Matson’s throughput volume as described below.  Commencing on January 1, 2006, the rates and charges under the Matson Stevedoring Agreement for services in the Port of Oakland shall be adjusted on a phased-in basis for each calendar quarter to reflect the increase in Rent at the New Oakland Terminal, with the Rent component of Matson’s throughput rate and Matson’s transshipment rate in the Port equal to the amounts set forth on Exhibit B attached hereto, subject to adjustments to the Port of Oakland Tariff or for significant variances in Matson’s throughput volume as described below.  The rates and charges set forth on Exhibit B, which were based on the ratio of Matson’s projected volume of * loaded TEU’s to Matson’s projected throughput, shall be adjusted on January 1, 2006 and shall be based on the ratio of Matson’s year 2005 actual loaded TEU volume to actual throughput.  Subsequently, on each July 1 commencing on July 1, 2006, the rates and charges set forth on Exhibit B shall be further adjusted and shall be based on the ratio of Matson’s actual loaded TEU volume to actual throughput during the twelve months just ended.  In addition, the rates and charges set forth on Exhibit B for the periods commencing on January 1, 2006 shall be adjusted at any point during any year (i) to reflect changes in the Port of Oakland Tariff, or (ii) if Matson’s actual throughput volume at Oakland Berths 57-59 deviates by more than * annual container handlings.  Commencing on January 1, 2009 and thereafter the throughput and transshipment rates shall be adjusted (i) under the formula provided in Article XI of the Matson Stevedoring Agreement, (ii)  for significant annualized throughput variances in excess of * container handlings, (iii) to reflect changes in the Port of Oakland Tariff, and (iv) on each July 1 based on the ratio of  Matson’s actual loaded TEU volume to actual throughput during the 12 months just ended.

12.14                 Material Facts.  During the period that it is a Member, each Member covenants that it will disclose to the LLC and the other Members, facts of which such Member has actual knowledge, the nondisclosure of which could materially adversely affect the LLC or the conduct of its business; provided, however, that this provision shall not require the disclosure of confidential or proprietary information related to the conduct of a Member’s own business.

12.15                 Disputes.

(a)         Negotiations.  The Members, promptly and in good faith, shall attempt to resolve any dispute arising under this Agreement by negotiation between the chief executive officers of MVI and SSA Ventures.  Either Member may give to the other Member written notice of any dispute and, within ten (10) days after the giving of such notice, the recipient of such notice shall give a written response to the other Member.  Each notice of a dispute and each response to any such notice shall include a statement of the position of the party giving such notice or response in respect of such dispute and a summary of arguments supporting such position.  Within fifteen (15) days after the giving of a notice of a dispute under this subsection, such chief executive officers shall meet at a mutually acceptable time and place, and thereafter as often as either of them reasonably deem necessary, to attempt to resolve such dispute.  All reasonable requests for information made by any Member to the other shall be honored.  If any dispute has not been resolved by negotiation pursuant to this subsection within thirty (30) days after the giving of the notice of such dispute, then the other Member may initiate mediation of such dispute pursuant to Section 12.15(b).  All negotiations pursuant to this subsection shall be confidential and shall be treated as compromise and settlement negotiations.  Nothing said or disclosed, and no document produced, in the course of such negotiations which is not independently discoverable shall be offered, or received as evidence, or used for impeachment or for any other purpose in any arbitration or litigation.

(b)         Mediation.  All disputes arising out of this Agreement not resolved pursuant to Section 12.15(a), shall first be submitted to mediation, which shall focus on the needs of everyone concerned and seek to solve problems cooperatively with an emphasis on dialogue and accommodation.  The goal of the mediation shall be to preserve and enhance relationships by developing a mutually acceptable resolution that will fulfill the needs of everyone concerned.  Any Member desiring mediation may begin the process by giving the other Members a written Request to Mediate, describing the issues involved and inviting the other Members to join with the requesting Member to name a mutually agreeable mediator and a time frame for the mediation meeting.  The Members and the mediator may adopt any procedural format that seems appropriate for the particular dispute.  The contents of all discussion during the mediation shall be confidential and nondiscoverable in subsequent arbitration or litigation, if any.  If the Members can agree upon a mutually acceptable resolution with respect to the dispute, it shall be reduced to writing, signed by all Members, and the dispute shall be at an end.  If the result of the mediation is a recognition that the dispute cannot be successfully mediated, or if a Member refuses to mediate or to name a mutually acceptable mediator within a period of time that is reasonable considering the urgency of the disputed matter, or if for any reason mediation is not concluded by settlement of the dispute within thirty (30) days after the giving of the Request to Mediate, then any Member who desires dispute resolution may seek arbitration.

(c)          Arbitration.  Any dispute, controversy or claim among the Members arising out of or relating to this Agreement, which has not been settled by mediation will be settled by arbitration in accordance with the commercial rules of the American Arbitration Association as then in effect.  In any arbitration hereunder, each Member will select one arbitrator and the two arbitrators so-selected shall select a third.  The three arbitrators selected will each have one vote, and a majority vote of the arbitrators will be binding.  The arbitration will take place in Los Angeles, California.  The arbitrators will apply the law of the State of Delaware without regard to its choice of law principles.  Judgment upon the award rendered by the arbitrators may be entered in any court for a judicial acceptance of the award and an order of enforcement.  Each party will bear its own expenses of the arbitration, but the Arbitrators’ fees and costs will be borne equally between the parties participating in the arbitration.

12.16                 Refund Allocations.  All refunds authorized and/or paid by Pacific Maritime Association to MVI or any Affiliate thereof, or to SSA or any Affiliate thereof, relating to their respective activities for periods prior to the date of the contribution of assets referred to in Section 6.1 above by MVI and SSA Ventures, shall remain the property of MVI and SSA or their respective Affiliates, and all refunds authorized and/or paid by Pacific Maritime Association relating to the activities of the LLC for periods on or after the date of such contributions shall be the property of, and shall be immediately paid over to the LLC.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS OF THEIR AGREEMENT, the parties have executed this Amended and Restated Limited Liability Company Agreement as of the year and day first above written.

SSA VENTURES, INC.

By:	/s/ Charles Sadoski
	Name:	Charles Sadoski
	Title:	Senior Vice President

MATSON VENTURES, INC.

By:	/s/ C. Bradley Mulholland
	Name:	C. Bradley Mulholland
	Title:	President

EXHIBIT A

MEMBER	PERCENTAGE INTEREST

SSA Ventures, Inc. 1131 S.W. Klickitat Way Seattle, WA 98134 Attention: Jon Hemingway Fax: (206) 623-0179	65%

Matson Ventures, Inc. 333 Market Street, 30th Floor San Francisco, CA 94120 Attention: C. Bradley Mulholland Fax: (415) 947-4234	35%

TOTAL:	100.0%

*Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Such portions have been omitted pursuant to a request for confidential treatment.

Oakland Berths 57/59	-	Facility Rate	EXHIBIT B

Est Terminal Completion Date =		8/1/02

Port of Oakland Facility Rate to SSAT

Year	From	To	$/LD TEU
1	8/1/02	7/31/03	$	*
2	8/1/03	7/31/04	$	*
3	8/1/04	7/31/05	$	*
4	8/1/05	7/31/06	$	*
5	8/1/06	7/31/07	$	*
6	8/1/07	7/31/08	$	*
7	8/1/08	7/31/09	$	*
8	8/1/09	7/31/10	$	*
9	8/1/10	7/31/11	$	*
10	8/1/11	7/31/12	$	*
11	8/1/12	7/31/13	$	*
12	8/1/13	7/31/14	$	*
13	8/1/14	7/31/15	$	*
14	8/1/15	7/31/16	$	*

Matson to SSAT	Throughput		Transhipment
Annual LD TEU	*
Rate\TEU	Annual Cost
$ *	$	*
Ttl Annual Cost	$	*
Throughput	*
$/Move	$	*

Final Rate	$	*	$	*
Initial Rate	$	*	$	*
Variance	$	*	$	*
Equal Increases	*		*
$/Increase	$	*	$	*
50% = $*

SSAT Facility Rate to Matson Navigation Company

	Effective Dates		Facility		Approx Annual		+ Transhipment $ (per Move)
	From	To	$/Thrpt		MNC Facility $ †		Load	Empty
	7/1/01	6/30/02	$	*	$	*	Labor + $ *	Labor
	7/1/02	6/30/03	$	*	$	*	Labor + $ *	Labor
	7/1/03	6/30/04	$	*	$	*	Labor + $ *	Labor
	7/1/04	6/30/05	$	*	$	*	Labor + $ *	Labor
Incrs	7/1/05	12/31/05	$	*	$	*	Labor + $ *	Labor
1	1/1/06	3/31/06	$	*			Labor + $ *	Labor
2	4/1/06	6/30/06	$	*			Labor + $ *	Labor
3	7/1/06	9/30/06	$	*			Labor + $ *	Labor
4	10/1/06	12/31/06	$	*	$	*	Labor + $ *	Labor
5	1/1/07	3/31/07	$	*			Labor + $ *	Labor
6	4/1/07	6/30/07	$	*			Labor + $ *	Labor
7	7/1/07	9/30/07	$	*			Labor + $ *	Labor
8	10/1/07	12/31/07	$	*	$	*	Labor + $ *	Labor
9	1/1/08	3/31/08	$	*			Labor + $ *	Labor
10	4/1/08	6/30/08	$	*			Labor + $ *	Labor
11	7/1/08	9/30/08	$	*			Labor + $ *	Labor
12	10/1/08	12/31/08	$	*	$	*	Labor + $ *	Labor
13	1/1/09	6/30/09	$	*			Labor + $ *	Labor
14	7/1/09	6/30/10	$	*	$	*	Labor + $ *	Labor

†  Approximate Annual MNC Facility Cost assumes equal quarterly divison of annual Loaded TEU volume.

+  Current Transhipment Labor Rate = $  *

Assumptions:

1 Annual loaded TEU volume remains at *

2 Loaded TEU includes units loaded with automobiles

Rates assume there are no Port of Oakland Tariff increases during this time period